Word Mark

CHRISTENFELD

Goods and Services

IC 025. US 039. G & S: Men's, Ladies', Boys' and
Girls' Clothing-Namely, Trousers, Slacks, Shirts,
Blouses, Suits, Sport Coats, Jackets Tops, Co-
Ordinated Sets of Jackets and Coats, Riding Breeches,
Riding Jodhpurs, and Riding Coats. FIRST USE:
19540315. FIRST USE IN COMMERCE: 19540315

Mark Drawing Code

(5) WORDS, LETTERS, AND/OR NUMBERS IN STYLIZED FORM

Serial Number

73261612

Filing Date

May 12, 1980

Published for Opposition

September 22, 1981

Registration Number

1182253

Registration Date

December 15, 1981

Owner

(REGISTRANT) Halpern & Christenfeld, Inc. CORPORATION
NEW YORK 53 W. 23 ST. New York NEW YORK 10011

Assignment Recorded

ASSIGNMENT RECORDED

Attorney of Record

William T. Hough

Type of Mark

TRADEMARK

Register

PRINCIPAL-2(F)

Affidavit Text

SECT 15. SECT 8 (6-YR).

Live/Dead Indicator

LIVE